                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report: April 20, 2000
(Date of earliest event reported)



                            AKAMAI TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its Charter)


         Delaware                          0-27275                               04-3432319
(State or other jurisdiction of      (Commission File No.)        (IRS Employer Identification No.)
incorporation or organization)

500 Technology Square, Cambridge, Massachusetts                                        02139
-----------------------------------------------                                    ----------
(Address of principal executive offices)                                           (Zip Code)


                                 (617) 250-3000
                                 --------------
              (Registrant's telephone number, including area code)

ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS.

         On April 20, 2000, the Registrant acquired INTERVU Inc., a Delaware corporation ("INTERVU"). The stock-for-stock acquisition was completed pursuant to an Agreement and Plan of Merger, dated February 6, 2000 (the "Merger Agreement"), providing for the merger of Alii Merger Corporation, a Delaware corporation and a wholly owned subsidiary of the Registrant with and into INTERVU (the "Merger"). Upon completion of the Merger, the Registrant issued an aggregate of 9,906,186 shares of its common stock to the stockholders of INTERVU and assumed INTERVU's warrants and options resulting in warrants and options to acquire 2,100,350 shares of the Registrant's common stock. Pursuant to the terms of the Merger Agreement, each share of INTERVU common stock was exchanged for
0.5957 shares of the Registrant's common stock. All shares of INTERVU Series G Preferred Stock were converted into INTERVU common stock prior to the closing of the Merger and shares of INTERVU's Series H Preferred Stock were converted into the right to receive shares of the Registrant's common stock pursuant to the terms and conditions of such Series H Preferred Stock. The Registrant used a per share price of $88.9375 (the last sale price of the Registrant's common stock on April 19, 2000) to compute the amount due for each fractional share of the Registrant's common stock issuable upon conversion of the INTERVU common stock. The terms of the Merger were determined on the basis of arm's length negotiations. Prior to the execution of the Merger Agreement, none of the Registrant or any of its affiliates, any directors or officers of the Registrant or any associate of such director or officer had any material relationship with INTERVU or its stockholders. INTERVU is a service provider for Internet audio and video delivery solutions.

         The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 5.           OTHER EVENTS.

         On April 20, 2000, the Registrant issued a press release (which is attached hereto as Exhibit 99.1) announcing the completion of the acquisition of INTERVU.

ITEM 7.           FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
                  EXHIBITS.

         (a)      Financial Statements of Business Acquired.

                  Report of Ernst & Young LLP, Independent Auditors

                  INTERVU Inc.
                  Consolidated Balance Sheets as of December 31, 1999 and 1998

                  INTERVU Inc.
                  Consolidated Statements of Operations for the Years Ended December 31, 1999, 1998 and 1997

                  INTERVU Inc.
                  Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1999, 1998 and 1997

                  INTERVU Inc.
                  Consolidated Statements of Cash Flows for the Years Ended December 31, 1999, 1998 and 1997

                  INTERVU Inc.
                  Notes to Consolidated Financial Statements

         (b)      Pro Forma Financial Information.

                  The pro forma financial information that is required to be filed pursuant to this item will be filed by amendment not later than 60 days following the date hereof.

         (c)      Exhibits.

                  Exhibit
                  Number            Description
                  ------            -----------

                  2.1*              Agreement and Plan of Merger, dated February 6, 2000, by and among Akamai Technologies, Inc.,
                                    Alii Merger Corporation and INTERVU Inc.

                  4.1**             Specimen stock certificate representing common stock, $.01 par value per share, of the
                                    Registrant.

                  4.2*              Stock Option Agreement, dated as of February 6, 2000, between the Registrant and
                                    INTERVU Inc.

                  4.3*              Form of Stockholder Voting Agreement, dated as of February 6, 2000, by and among the
                                    Registrant and each of the Stockholders of INTERVU Inc. named thereon.

                  23.1              Consent of Ernst & Young LLP, Independent Auditors.

                  99.1              Press release dated April 20, 2000 announcing the completion of the acquisition of
                                    INTERVU.


                  * Incorporated by reference to the Registrant's Form S-4 (File No. 333-31712), as amended, filed with the Securities and Exchange Commission on March 3, 2000.

                  ** Incorporated by reference to the Registrant's Form S-1 (File No. 333-85679), as amended, filed with the Securities and Exchange Commission on August 21, 1999.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: May 5, 2000                       AKAMAI TECHNOLOGIES, INC.



                                         /s/ Robert O. Ball III
                                         Robert O. Ball III
                                         Vice President, General Counsel and
                                         Secretary

                                INDEX TO EXHIBITS

EXHIBIT
  NO.             DESCRIPTION
  ---             -----------

2.1* Agreement and Plan of Merger, dated February 6, 2000, by and among Akamai Technologies, Inc., Alii Merger Corporation and
                  INTERVU Inc.

4.1** Specimen stock certificate representing common stock, $.01 par value per share, of the Registrant.

4.2* Stock Option Agreement, dated as of February 6, 2000, between the Registrant and INTERVU Inc.

4.3*              Form of Stockholder Voting Agreement, dated as of February 6,
                  2000, by and among the Registrant and each of the Stockholders of INTERVU Inc. named thereon.

23.1              Consent of Ernst & Young LLP, Independent Auditors.

99.1 Press release dated April 20, 2000 announcing the completion of the acquisition of INTERVU.

*        Incorporated by reference to the Registrant's Form S-4 (File No.
         333-31712), as amended, filed with the Securities and Exchange Commission on March 3, 2000.

** Incorporated by reference to the Registrant's Form S-1 (File No. 333-85679), as amended, filed with the Securities and Exchange Commission on August 21, 1999.

                                  INTERVU INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................  F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1999, 1998 and 1997..........................  F-4
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1999, 1998 and 1997..............  F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999, 1998 and 1997..........................  F-6
Notes to Consolidated Financial Statements..................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
InterVU Inc.

     We have audited the accompanying consolidated balance sheets of InterVU Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of InterVU Inc. at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/  ERNST & YOUNG LLP

San Diego, California
February 10, 2000

                                  INTERVU INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
Current assets:
  Cash and cash equivalents.................................  $ 48,097    $ 13,086
  Short-term investments....................................    66,950      17,700
  Accounts receivable, less allowance of $788,000 and
     $122,000, at December 31, 1999 and 1998,
     respectively...........................................     5,373         795
  Prepaid and other current assets..........................       925          81
                                                              --------    --------
Total current assets........................................   121,345      31,662
Property and equipment, net.................................    13,858       2,654
Intangible assets, net......................................     1,156          --
Other assets................................................     6,360          45
                                                              --------    --------
          Total assets......................................  $142,719    $ 34,361
                                                              ========    ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  2,916    $  1,387
  Accrued liabilities.......................................       774         198
  Deferred revenue..........................................       554         210
  Payable to NBC Multimedia.................................        --         750
  Accrued payroll and related benefits......................     1,145         677
  Current portion of long-term debt.........................        60          --
  Current portion of capital lease obligations..............       385           7
                                                              --------    --------
          Total current liabilities.........................     5,834       3,229
Capital lease obligations, less current portion.............       515          --
Long term debt, less current portion........................        55          --
Other long-term liabilities.................................       101          --
Commitments
Redeemable convertible preferred stock, $0.001 par value:
  Series H 30,000 shares and 0 shares issued and outstanding at December 31, 1999 and December 31, 1998,
  respectively..............................................    30,000          --
Stockholders' equity:
Convertible preferred stock, $0.001 par value:
  Authorized -- 5,000,000 shares:
  Series G convertible preferred stock,
     Designated -- 1,280,000 shares; Issued and
     outstanding -- 1,280,000 shares at December 31, 1999
     and December 31, 1998, respectively....................         1           1
Common stock, $0.001 par value: Authorized -- 45,000,000
  shares; Issued and outstanding -- 15,525,821 shares and
  11,865,097 shares at December 31, 1999 and 1998,
  respectively..............................................        15          12
Additional paid-in capital..................................   203,823      57,057
CNN prepaid advertising.....................................   (20,000)         --
Deferred compensation.......................................    (8,943)       (746)
Accumulated other comprehensive (loss)......................       (99)         --
Accumulated deficit.........................................   (68,583)    (25,192)
                                                              --------    --------
          Total stockholders' equity........................   106,214      31,132
                                                              --------    --------
          Total liabilities and stockholders' equity........  $142,719    $ 34,361
                                                              ========    ========

                            See accompanying notes.

                                  INTERVU INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1999           1998          1997
                                                        -----------    ----------    ----------
Revenues..............................................  $    11,834    $    1,761    $      144
Cost of revenues......................................        5,160         1,105           997
                                                        -----------    ----------    ----------
Gross margin..........................................        6,674           656          (853)
Operating expenses:
  Research and development............................       10,094         4,752         1,705
  Sales and marketing.................................       15,638         6,021         1,920
  General and administrative..........................       11,107         4,143           231
  Charges associated with the NBC Strategic Alliance
     Agreement........................................       17,194         4,622           750
                                                        -----------    ----------    ----------
Total operating expenses..............................       54,033        19,538         4,606
                                                        -----------    ----------    ----------
Loss from operations..................................      (47,359)      (18,882)       (5,459)
Interest income.......................................        3,968         1,281           192
                                                        -----------    ----------    ----------
Net loss..............................................  $   (43,391)   $  (17,601)   $   (5,267)
                                                        ===========    ==========    ==========
Basic and diluted net loss per share..................  $     (3.23)   $    (1.83)   $    (0.95)
                                                        ===========    ==========    ==========
Shares used in calculating basic and diluted net loss
  per share...........................................   13,452,463     9,604,154     5,570,609
                                                        ===========    ==========    ==========

                            See accompanying notes.

                                  INTERVU INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 NOTES         DEFERRED
                                                                                               RECEIVABLE    COMPENSATION
                                       PREFERRED STOCK        COMMON STOCK       ADDITIONAL       FROM           AND
                                     -------------------   -------------------    PAID-IN        COMMON      CNN PREPAID
                                       SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL     STOCKHOLDERS   ADVERTISING
                                     ----------   ------   ----------   ------   ----------   ------------   ------------
Balance at December 31, 1996.......   1,194,138    $ 1      4,006,787    $ 4      $  5,325        $(6)         $   (403)
Issuance of common stock in initial
 public offering net of issuance
 cost of $2,432....................          --     --      2,210,526      2        18,566         --                --
Issuance of convertible preferred
 stock.............................     832,164      1             --     --         5,395         --                --
Conversion of preferred stock......  (2,026,302)    (2)     3,237,286      3            (1)        --                --
Issuance of Series G convertible
 preferred stock...................   1,280,000      1             --     --           (25)        --                --
Repayments of note receivable from
 common stockholders...............          --     --             --     --            --          4                --
Repurchase of restricted stock.....          --     --       (108,685)    --            (3)         2                --
Issuance of shares for exercise of
 stock options.....................          --     --         31,490     --             1         --                --
Issuance of stock upon formation of
 Netpodium.........................          --     --         43,117     --            30         --                --
Deferred compensation..............          --     --             --     --           563         --              (563)
Amortization of deferred
 compensation......................          --     --             --     --            --         --               256
Net loss...........................          --     --             --     --            --         --                --
                                     ----------    ---     ----------    ---      --------        ---          --------
Balance at December 31, 1997.......   1,280,000      1      9,420,521      9        29,851         --              (710)
Recognition of lapse of NBC's
 obligation to return 680,000
 shares of Series G convertible
 preferred stock issued under the
 Strategic Alliance Agreement......          --     --             --     --         3,373         --                --
Issuance of common stock in
 connection with the subsequent
 public offering net of issuance
 costs of $1,973...................          --     --      1,495,000      2        17,834         --                --
Repurchase of restricted stock.....          --     --        (28,334)    --            (1)        --                --
Issuance of shares for exercise of
 stock options.....................          --     --         47,789     --            80         --                --
Issuance of common stock...........          --     --        927,493      1         5,681         --                --
Compensation related to stock
 options...........................          --     --          2,628     --            22         --                --
Deferred compensation..............          --     --             --     --           217         --              (217)
Amortization of deferred
 compensation......................          --     --             --     --            --         --               181
Net loss...........................          --     --             --     --            --         --                --
                                     ----------    ---     ----------    ---      --------        ---          --------
Balance at December 31, 1998.......   1,280,000      1     11,865,097     12        57,057         --              (746)
Recognition of lapse of NBC's
 obligation to return 600,000
 shares of Series G convertible
 preferred stock issued under the
 Strategic Alliance Agreement......          --     --             --     --        17,194         --                --
Issuance of common stock in
 connection with the subsequent
 public offering net of issuance
 costs of $6,493...................          --     --      2,875,000      3        97,004         --                --
Issuance of stock to CNN for
 prepaid advertising...............          --     --        349,612     --        20,000         --           (20,000)
Repurchase of restricted stock.....          --     --        (47,437)    --            (2)        --                --
Issuance of shares under ESPP
 plan..............................          --     --         13,396     --           106         --                --
Issuance of shares for exercise of
 warrants..........................          --     --        165,837     --            --         --                --
Issuance of shares for exercise of
 stock options.....................          --     --        225,301     --         1,162         --                --
Issuance of common stock...........          --     --         40,616     --           111         --                --
Issuance of common stock related to
 the acquisition of Videolinx......                            38,399                1,530
Deferred compensation and expense
 related to issuance of common
 stock for services................          --     --             --     --         9,661         --            (9,084)
Amortization of deferred
 compensation......................          --     --             --     --            --         --               887
Comprehensive Income:
 Net loss..........................          --     --             --     --            --         --                --
 Unrealized loss on short-term
   investments.....................          --     --             --     --            --         --                --
Total comprehensive income
 (loss)............................          --     --             --     --            --         --                --
                                     ----------    ---     ----------    ---      --------        ---          --------
Balance at December 31, 1999.......   1,280,000    $ 1     15,525,821    $15      $203,823        $--          $(28,943)
                                     ==========    ===     ==========    ===      ========        ===          ========


                                      ACCUMULATED
                                         OTHER                         TOTAL
                                     COMPREHENSIVE   ACCUMULATED   STOCKHOLDERS'
                                        (LOSS)         DEFICIT        EQUITY
                                     -------------   -----------   -------------
Balance at December 31, 1996.......      $ --         $ (2,324)      $  2,597
Issuance of common stock in initial
 public offering net of issuance
 cost of $2,432....................        --               --         18,568
Issuance of convertible preferred
 stock.............................        --               --          5,396
Conversion of preferred stock......        --               --             --
Issuance of Series G convertible
 preferred stock...................        --               --            (24)
Repayments of note receivable from
 common stockholders...............        --               --              4
Repurchase of restricted stock.....        --               --             (1)
Issuance of shares for exercise of
 stock options.....................        --               --              1
Issuance of stock upon formation of
 Netpodium.........................        --               --             30
Deferred compensation..............        --               --             --
Amortization of deferred
 compensation......................        --               --            256
Net loss...........................        --           (5,267)        (5,267)
                                         ----         --------       --------
Balance at December 31, 1997.......        --           (7,591)        21,560
Recognition of lapse of NBC's
 obligation to return 680,000
 shares of Series G convertible
 preferred stock issued under the
 Strategic Alliance Agreement......        --               --          3,373
Issuance of common stock in
 connection with the subsequent
 public offering net of issuance
 costs of $1,973...................        --               --         17,836
Repurchase of restricted stock.....        --               --             (1)
Issuance of shares for exercise of
 stock options.....................        --               --             80
Issuance of common stock...........        --               --          5,682
Compensation related to stock
 options...........................        --               --             22
Deferred compensation..............        --               --             --
Amortization of deferred
 compensation......................        --               --            181
Net loss...........................        --          (17,601)       (17,601)
                                         ----         --------       --------
Balance at December 31, 1998.......        --          (25,192)        31,132
Recognition of lapse of NBC's
 obligation to return 600,000
 shares of Series G convertible
 preferred stock issued under the
 Strategic Alliance Agreement......        --               --         17,194
Issuance of common stock in
 connection with the subsequent
 public offering net of issuance
 costs of $6,493...................        --               --         97,007
Issuance of stock to CNN for
 prepaid advertising...............        --               --             --
Repurchase of restricted stock.....        --               --             (2)
Issuance of shares under ESPP
 plan..............................        --               --            106
Issuance of shares for exercise of
 warrants..........................        --               --             --
Issuance of shares for exercise of
 stock options.....................        --               --          1,162
Issuance of common stock...........        --               --          1,641
Issuance of common stock related to
 the acquisition of Videolinx......
Deferred compensation and expense
 related to issuance of common
 stock for services................        --               --            577
Amortization of deferred
 compensation......................        --               --            887
Comprehensive Income:
 Net loss..........................        --          (43,391)       (43,391)
 Unrealized loss on short-term
   investments.....................       (99)              --            (99)
                                                                     --------
Total comprehensive income
 (loss)............................        --               --         43,490
                                         ----         --------       --------
Balance at December 31, 1999.......      $(99)        $(68,583)      $106,214
                                         ====         ========       ========

                            See accompanying notes.

                                  INTERVU INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999        1998      1997
                                                              ---------   --------   -------
OPERATING ACTIVITIES:
Net loss....................................................  $ (43,391)  $(17,601)  $(5,267)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Recognition of lapse of NBC's obligation to return shares
    of Series G convertible preferred stock issued under the
    NBC Strategic Alliance Agreement........................     17,194      3,373        --
  Loss on disposal of property and equipment................         --         11        --
  Issuance of common stock for services.....................        577         22        --
  Amortization of deferred compensation.....................        887        181       256
  Depreciation and amortization.............................      3,372        615       178
  Changes in operating assets and liabilities net of effects from the purchase of Videolinx:
    Accounts receivable.....................................     (4,239)      (707)      (89)
    Prepaid and other assets................................     (1,034)       (49)      (60)
    Accounts payable........................................      1,065        949       350
    Accrued liabilities.....................................        438        205        --
    Deferred revenue........................................        344        210        --
    Payable to NBC Multimedia...............................       (750)       750        --
    Accrued payroll and related benefits....................        468        529        76
                                                              ---------   --------   -------
Net cash used in operating activities.......................    (25,069)   (11,512)   (4,556)
INVESTING ACTIVITIES:
Acquisition of Videolinx net of cash acquired...............         41         --        --
Purchase of short-term investments..........................   (208,338)   (42,232)       --
Proceeds from sale of short-term investments................    158,989     24,532        --
Purchases of property and equipment.........................    (12,707)    (2,675)     (484)
Investments in other entities...............................     (6,100)        --        --
                                                              ---------   --------   -------
Net cash used in investing activities.......................    (68,115)   (20,375)     (484)
FINANCING ACTIVITIES:
Payments on capital leases..................................       (304)       (12)       (8)
Proceeds from note payable..................................        165         --        --
Repayment on note payable...................................        (50)        --        --
Proceeds from issuance of redeemable convertible preferred
  stock and warrants........................................     30,000         --        --
Issuance of common stock....................................     98,386     23,578    18,599
Issuance of preferred stock.................................         --         --     3,336
Advances from stockholders..................................         --         --     2,010
Repurchase of common stock..................................         (2)        (1)       (1)
Repayment of stockholder notes receivable...................         --         --         4
                                                              ---------   --------   -------
Net cash provided by financing activities...................    128,195     23,565    23,940
                                                              ---------   --------   -------
Net increase in cash and cash equivalents...................     35,011     (8,322)   18,900
Cash and cash equivalents at beginning of year..............     13,086     21,408     2,508
                                                              ---------   --------   -------
Cash and cash equivalents at end of year....................  $  48,097   $ 13,086   $21,408
                                                              =========   ========   =======
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
Capital lease obligations entered into for equipment........  $   1,155   $     --   $    27
                                                              ---------   --------   -------
Conversion of advances from stockholders to convertible
  preferred stock...........................................  $      --   $     --   $ 2,306
                                                              ---------   --------   -------
Expense related to issuance of common stock for services....  $     577   $     22   $    --
                                                              ---------   --------   -------
Cancellation of stockholder notes receivable................  $      --   $     --   $     1
                                                              ---------   --------   -------
Issuance of Series G convertible preferred stock as
  consideration for the formation of NBC Strategic Alliance
  Agreement.................................................  $      --   $     --   $     1
                                                              ---------   --------   -------
Recognition of lapse of NBC's obligation to return shares of
  Series G convertible preferred stock issued under the NBC
  Strategic Alliance Agreement..............................  $  17,194   $  3,373   $    --
                                                              ---------   --------   -------

                            See accompanying notes.

                                  INTERVU INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     InterVU Inc. (the "Company" or "INTERVU") was incorporated in Delaware on August 2, 1995 to provide services for the delivery or "streaming" of live and on-demand video and audio content over the Internet. The Company utilizes a distributed network to accelerate the speed and improve the quality of video and audio delivery.

     BASIS OF PRESENTATION

     The consolidated financial statements include all the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. On August 25, 1999 the Company acquired Netpodium in a business combination accounted for as a pooling-of-interests. Netpodium Inc., a Seattle based innovator of live, interactive web-based communication software and event hosting services, became a wholly owned subsidiary of the Company through the exchange of approximately one million shares of common stock for all outstanding stock, stock options and warrants of Netpodium. The accompanying financial statements have been prepared as if the companies had been combined for all periods presented, as more fully discussed in Note 9.

     CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     Cash and cash equivalents consist of cash, money market funds, and other highly liquid investments with maturities of three months or less when purchased. Such investments are made in accordance with the Company's investment policy, which establishes guidelines relating to diversification, maturities and credit quality designed to maintain safety and liquidity. The Company applies Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115), to its short-term investments. Under SFAS No. 115, the Company classifies its short-term investments as "available-for-sale" and records such assets at estimated fair value in the balance sheets with unrealized gains and losses, if any, reported in stockholders' equity.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash, cash equivalents, short-term investments, accounts receivable, accounts payable, accrued liabilities, payable to NBC Multimedia, accrued payroll and related benefits and lease commitments approximates fair value.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of accumulated depreciation and depreciated over the estimated useful lives of the assets, ranging from three to five years, using the straight-line method. Leasehold improvements are stated at cost and amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term. Amortization of equipment under capital leases is reported with depreciation of property and equipment.

     INTANGIBLE ASSETS

     Intangible assets consist of goodwill and patents.

     The Company has recorded goodwill of $1.2 million for the excess purchase price over the estimated fair value of tangible and intangible assets acquired and liabilities assumed resulting from its acquisition of Videolinx. The goodwill is amortized on a straight line basis over seven years from July 15, 1999, date of acquisition.

                                  INTERVU INC.

     The cost of patent applications and costs incurred in filing for patents are capitalized. Capitalized costs related to patent applications are expensed when it becomes determinable that such applications will not be pursued. Capitalized costs related to issued patents are amortized over a period not to exceed seventeen years or the remaining useful life of the patents, whichever is shorter, using the straight-line method. As of December 31, 1999, the Company had $82,000 of capitalized patent costs.

     Accumulated amortization of intangible assets at December 31, 1999 and 1998 was $89,000 and $0, respectively.

     SOFTWARE DEVELOPMENT COSTS

     SFAS No. 86, Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed, provides for the capitalization of certain software development costs after technological feasibility of the software is attained. No such costs have been capitalized to date because costs incurred subsequent to reaching technological feasibility have not been material.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). This standard requires companies to capitalize qualifying computer software costs incurred during the application development stage and amortize them over the software's useful life (three years.) As of December 31, 1999 the Company has capitalized $1,470,000 of development costs related to internal use software compared with $1,044,000 as of December 31, 1998. Accumulated amortization of developed computer software at December 31,1999 and 1998 was $385,000 and $95,000, respectively.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Revenue is generated primarily from video encoding and distribution services. Revenue from video encoding services is recognized as the service is provided and revenue from video distribution services is recognized at the time of delivery. The Company also performs services on development contracts and recognizes related revenues on a percentage-of-completion method as services are performed. Substantially all revenue is generated from domestic customers.

     The Company's wholly owned subsidiary Netpodium generates revenue from licensing the rights to use its software products directly to end-users and also generates revenue from broadcast hosting services and the sale of customer support services. Netpodium recognizes revenue in accordance with Statement of Position (SOP) 97-2, "Software Revenue Recognition." Revenues from software license agreements are recognized upon delivery of software if persuasive evidence of an arrangement exists, collection is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. The software revenue represents less than 10% of total revenues in each of the years presented.

     CONCENTRATION OF CREDIT RISK

     The Company from time to time maintains a substantial portion of its cash and cash equivalents in money market accounts with one financial institution. The Company invests its excess cash in debt

                                  INTERVU INC.

instruments of governmental agencies. The Company has established guidelines relative to diversification and maturities that attempt to maintain safety and liquidity.

     RESEARCH AND DEVELOPMENT COSTS

     Costs incurred in connection with research and development are charged to operations as incurred.

     LONG-LIVED ASSETS

     The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. The Company has identified no such impairment losses. Substantially all of the Company's long-lived assets are located in the United States.

     ADVERTISING COSTS

     Advertising costs are expensed as incurred. The Company incurred $1.3 million and $1.0 million in advertising costs for the years ended December 31, 1999 and 1998, respectively.

     STOCK OPTIONS

     SFAS No. 123, Accounting for Stock-Based Compensation, and EITF 96-18, Accounting for Equity Instruments, That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services, establishes the use of the fair value based method of accounting for stock-based compensation arrangements, under which compensation cost is determined using the fair value of stock-based compensation determined as of the grant date, and is recognized over the periods in which the related services are rendered. Deferred compensation for options granted to non-employees has been determined in accordance with SFAS No. 123 and EITF 96-18 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred charges for options granted to non-employees are periodically remeasured as the underlying options vest. SFAS No. 123 also permits companies to elect to continue using the intrinsic value accounting method specified in Accounting Principles Board (APB) Opinion No. 25 to account for stock-based compensation. The Company has decided to retain the intrinsic value based method, and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation (Note
5).

     LOSS PER SHARE

     Historical basic and diluted net loss per share has been computed in accordance with SFAS No. 128. Earnings Per Share, using the weighted-average number of shares of common stock outstanding during the period. Common equivalent shares result from Series G Preferred Stock, Series H Preferred Stock, stock options, warrants and unvested restricted stock of which 5,311,265, 4,065,391 and 3,365,614 shares were excluded from the computation of diluted earnings per share for the years ended December 31, 1999, 1998 and 1997, respectively, as their effect would be anti-dilutive.

     RECENT ACCOUNTING STANDARDS

     In 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Segment Information. SFAS No. 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during the period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including

                                  INTERVU INC.

foreign currency translation adjustments, and unrealized gains and losses on investments shall be reported, net of their related tax effect, to arrive at comprehensive income. SFAS No. 131 amends the requirements for public enterprises to report financial and descriptive information about their reportable operating segments. Operating segments, as defined in SFAS No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by a company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating the segment performance. The Company believes it operates in one business and operating segment and adoption of this standard did not have a material impact on the Company's financial statements.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." In May 1999, the FASB voted to delay the effective date of SFAS 133 by one year. The Company will be required to adopt SFAS 133 for fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company has not completed its determination of the impact of the adoption of this new accounting standard on its financial position or results of operations.

     RECLASSIFICATIONS

     Certain prior period amounts have been reclassified to conform to current year presentation.

 2. SHORT-TERM INVESTMENTS

     The following is a summary of available-for-sale securities (in thousands):

                                                              GROSS UNREALIZED
                                                 AMORTIZED    -----------------    ESTIMATED
                                                   COST       GAINS     LOSSES     FAIR VALUE
                                                 ---------    ------    -------    ----------
At December 31, 1999:
  US Treasury securities and obligations of US
     government agencies.......................   $    61       $--       $--       $    61
  Municipal Bonds..............................    38,300       --         --        38,300
  U.S. corporate debt securities...............    28,688       --         99        28,589
                                                  -------       --        ---       -------
                                                  $67,049       $--       $99       $66,950
                                                  =======       ==        ===       =======
At December 31, 1998:
     Municipal Bonds...........................   $17,700       $--       $--       $17,700
                                                  =======       ==        ===       =======

     Available-for-sale securities by contractual maturity are as follows (in thousands):

                                                  DECEMBER 31,
                                                      1999
                                                  ------------
Due in one year or less.........................    $51,614
Due after one year through two years............     15,275
                                                    -------
                                                    $66,950
                                                    =======

                                  INTERVU INC.

 3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                      DECEMBER 31,
                                                    -----------------
                                                     1999       1998
                                                    -------    ------
                                                     (IN THOUSANDS)
Equipment.........................................  $   904    $   81
Computers.........................................   11,267     2,041
Furniture and fixtures............................      205       125
Equipment under capital lease.....................    1,175        27
Leasehold improvements............................      320        21
Internally developed software.....................    1,470     1,044
Purchased software................................    2,839       152
                                                    -------    ------
                                                     18,180     3,491
Less accumulated depreciation.....................   (4,322)     (837)
                                                    -------    ------
                                                    $13,858    $2,654
                                                    =======    ======

 4. STOCKHOLDERS' EQUITY

     CONVERTIBLE PREFERRED STOCK

     At December 31, 1999 the Company had authorized 5,000,000 shares of preferred stock, of which 1,280,000 shares were designated as Series G convertible preferred stock and 30,000 shares were designated as Series H 6.5% Convertible Redeemable Preferred Stock due 2009. The Board of Directors is authorized, without further stockholder approval, to issue the remaining 3,690,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions granted or imposed upon any unissued shares of preferred stock and to fix the number of shares constituting any series and the designation of such series.

     In connection with the formation of a strategic alliance in October 1997, the Company issued 1,280,000 shares of Series G convertible preferred stock to NBC. The Series G convertible preferred stock ($0.001 par value) has an aggregate liquidation preference of $10,240,000, a dividend rate of $0.64 per share and a conversion rate of 0.6298 common shares to one preferred share, subject to adjustment for dilution. Noncumulative dividends are payable quarterly, when, as and if declared by the Board of Directors. The shares of Series G convertible preferred stock are convertible into common stock at the option of the holder commencing July 10, 1998. The holder of each share of Series G convertible preferred stock has the right to one vote for each share of common stock into which it would convert.

     On December 23, 1999, the Company and Microsoft Corporation ("Microsoft") entered into a strategic partnership. Microsoft purchased 30,000 shares of the Company's Series H 6.5% Convertible Redeemable Preferred Stock due 2009 (the "Series H Preferred Stock"), a new series of preferred stock. The shares of Series H Preferred Stock are convertible at the option of the holder into an aggregate of 333,333 shares of the Company's common stock, subject to customary anti-dilution adjustments. The terms of the Series H Preferred Stock specify an annual dividend rate of 6.5%, payable quarterly in Series H Preferred Stock, common stock or cash at the Company's option. Holders of Series H Preferred Stock have a liquidation preference of $1,000 per share plus all accumulated dividends. On December 19, 2000 if the Series H Preferred Stock has not been converted to common, the Company will be required to redeem all outstanding shares of Series H Preferred Stock at a price equal to the liquidation preference, plus accumulated and unpaid dividends to the date of redemption.

                                  INTERVU INC.

     COMMON STOCK

     In August 1995, 2,398,278 shares of common stock were issued to the founders of the Company at a price of $0.0004 per share under founder stock purchase agreements. In March 1996, an additional 886,758 shares of common stock were issued to three of the founders at a price of $0.002 per share under the founder stock purchase agreements. In January 1996, the Company issued 147,373 shares of common stock to employees at $0.004 per share under restricted stock agreements. Also, in April and December 1996, the Company issued 444,639 and 129,739 shares of common stock, respectively, to employees at $0.024 and $0.04 per share, respectively, under restricted stock agreements. In connection with the founder stock purchase agreements and the restricted stock agreements, the Company has the option to repurchase, at the original issue price, unvested common shares in the event of termination of employment. Shares issued under the agreements generally vest 20% on the first anniversary of the employee's hire date and daily thereafter for four years. Shares subject to repurchase by the Company totaled 472,448 and 1,107,247 at December 31, 1999 and 1998, respectively. In 1999 and 1998, the Company repurchased a total of 47,437 shares for $2,000 and 28,334 shares for $1,000, respectively, pursuant to the agreements.

     In August 1997, the Board of Directors authorized management of the Company to file a registration statement with the SEC permitting the Company to sell shares of its common stock to the public. Concurrent with the closing of the offering, all of the preferred stock outstanding, excluding 1,280,000 shares of Series G preferred stock, automatically converted into 3,328,717 shares of common stock.

     On June 18, 1999, the Company increased the number of authorized shares of the Company's common stock from 20,000,000 to 45,000,000 shares.

     STOCK OPTIONS

     The Company has established stock option plans to grant options to purchase common stock to consultants, employees, officers and directors of the Company. The Company has authorized for grant under the plans stock options to purchase up to 5,081,676 shares of its common stock.

     Under the terms of the plans, non-qualified and incentive options may be granted to consultants, employees, officers and directors at prices not less than 100% of the fair value on the date of grant. Options generally vest 20% after the first year of employment and daily thereafter for four years. The options expire ten years from the date of grant.

                                  INTERVU INC.

     The following table summarizes the stock option activity under the plans:

                                                             WEIGHTED-
                                              NUMBER OF       AVERAGE
                                               SHARES      EXERCISE PRICE
                                              ---------    --------------
Balance at December 31, 1996................    157,000        $ 0.04
  Granted...................................    711,000          3.15
  Exercised.................................    (32,000)         0.03
  Canceled..................................    (92,000)         0.03
                                              ---------        ------
Balance at December 31, 1997................    744,000          3.00
  Granted...................................  1,537,000         11.19
  Exercised.................................    (50,000)         1.77
  Canceled..................................   (363,000)         9.72
                                              ---------        ------
Balance at December 31, 1998................  1,868,000          9.39
  Granted...................................  2,406,000         35.24
  Exercised.................................   (225,000)         5.15
  Canceled..................................   (484,000)        23.94
                                              ---------        ------
Balance at December 31, 1999................  3,565,000        $25.12
                                              =========        ======

     Options exercisable as of December 31, 1999 and 1998 were 491,000 and 209,000, respectively and approximately 1.2 million shares are available for future grant under the Company's stock option plans as of December 31, 1999. Additional information regarding stock options outstanding at December 31, 1999 is as follows:

                          OPTIONS OUTSTANDING
-----------------------------------------------------------------------
                                                           WEIGHTED-           OPTIONS EXERCISABLE
                                                            AVERAGE        ---------------------------
                                           WEIGHTED-       REMAINING                     WEIGHTED-
                                            AVERAGE       CONTRACTUAL                     AVERAGE
  RANGE OF EXERCISE PRICES     SHARES        PRICE      LIFE (IN YEARS)    SHARES          PRICE
  ------------------------    ---------    ---------    ---------------    -------    ----------------
$0.04 to $8.38..............    736,000     $ 3.86           6.85          250,000         $ 3.23
$8.63 to $17.00.............    611,000      12.97           8.51          157,000          12.49
$17.50 to $30.63............    621,000      21.96           8.86           84,000          18.60
$31.00 to $36.75............    694,000      33.12           9.63               --             --
$37.13 to $44.50............    596,000      40.89           9.52               --             --
$45.25 to $97.75............    307,000      58.07           9.71               --             --
                              ---------     ------           ----          -------         ------
$0.04 to $97.75.............  3,565,000     $25.12           8.72          491,000         $ 8.83
                              =========     ======           ====          =======         ======

     Pro forma information regarding net income or loss is required to be disclosed in accordance with SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed in that Statement. For options granted from January 1, 1996 through November 18, 1997, the fair value for the options was estimated at the date of grant using the "minimum value" method for option pricing with the following weighted-average assumptions: risk-free interest rate of 6%, dividend yield of 0%, and weighted-average expected life of the option of seven years. For options granted from November 18, 1997 to December 31, 1997, the fair value of the options was estimated at the date of grant using the "Black-Scholes" method for option pricing with the following weighted-average assumptions: risk free interest rate of 6%, dividend yield of 0%, expected volatility of 75% and weighted-average expected life of the option of seven years. For options granted in 1998, the fair value of the options was estimated at the date of the grant using the following assumptions: risk free interest rate of 6%, dividend yield of 0%, expected volatility of 108% and weighted-average expected life of seven years. For options granted in 1999, the fair value of the options was estimated at the date of the grant using the

                                  INTERVU INC.

following assumptions: risk free interest rate of 6%, dividend yield of 0%, expected volatility of 150% and weighted-average expected life of seven years.

     The minimum value pricing model is similar to the Black-Scholes option valuation model which was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable, except that it excludes the factor for volatility. In addition, option valuation models require the input of highly subjective assumptions.

     Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of related options. The Company's net loss would have been affected by the pro forma amounts as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                          1999           1998           1997
                                                       -----------    -----------    ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
Net loss
  As reported........................................   $(43,391)      $(17,601)      $(5,267)
  Pro forma..........................................   $(52,810)      $(19,165)      $(5,102)
Basic and diluted net loss per share
  As reported........................................   $  (3.23)      $  (1.83)      $ (0.95)
  Pro forma..........................................   $  (3.93)      $  (2.00)      $ (0.92)
  Weighted-average fair value of options granted.....   $  35.24       $  10.33       $  1.11

     EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

     The Employee Qualified Stock Purchase Plan ("Qualified Stock Purchase Plan") was adopted by the Board of Directors on February 25, 1998, and by the Company's stockholders on June 22, 1998 and became effective September 1, 1998. A total of 500,000 shares of common stock have been authorized for issuance under the Qualified Stock Purchase Plan. The Qualified Stock Purchase Plan permits eligible employees of the Company to purchase shares of common stock through periodic payroll deductions. Payroll deductions may not exceed 15% of the participant's base salary, and the purchase price will not be less than 85% of the lower of the fair market value of the stock at either the beginning or the end of the offering period. As of December 31, 1999, 13,396 shares had been issued under the plan.

     DEFERRED COMPENSATION

     Through December 31, 1999, the Company recorded deferred compensation for the difference between the price per share of restricted stock issued or the exercise price of stock options granted and the deemed fair value for financial statement presentation purposes of the Company's common stock at the date of issuance or grant. The deferred compensation is amortized over the vesting period of the related restricted stock or options, which is generally five years. Through December 31, 1999, the Company recorded gross deferred compensation totaling $10.3 million and related amortization expense totaling $887,000, $181,000, and $256,000 for the fiscal years 1999, 1998 and 1997, respectively.

                                  INTERVU INC.

     WARRANTS

     In connection with the Company's initial public offering in November 1997, the Company issued warrants to purchase 200,000 shares of common stock to its underwriters. Such warrants are exercisable at $11.40 per share of common stock through November 2002. In connection with the Company's public offering in June 1998, the Company issued warrants to purchase 130,000 shares of common stock to its underwriters.

     These warrants are exercisable at $15.90 per share commencing June 1999 and expire in June 2003. In December 1999, the Company issued a warrant to purchase 60,000 shares of common stock to Microsoft in conjunction with its purchase of Series H Preferred Stock. This warrant is exercisable at $90.00 per share commencing December 1999 and expires in December 2004. At December 31, 1999 warrants to purchase 134,000 shares remain unexercised with a weighted average exercise price of $48.66 per share.

Shares Reserved for Future Issuance

     The following common stock is reserved for future issuance at December 31:

                                                  1999         1998
                                                ---------    ---------
Conversion of redeemable preferred stock......    333,000           --
Conversion of preferred stock.................    806,000      806,000
Stock options issued and outstanding..........  3,565,000    1,868,000
Warrants issued and outstanding...............    134,000      330,000
Authorized for future option grants and share
  purchases...................................  1,697,000    1,280,000
                                                ---------    ---------
                                                6,535,000    4,284,000
                                                =========    =========

 5. COMMITMENTS

     The Company leases certain of its operating facilities and equipment under operating and capital leases with terms ranging up to five years. Future annual minimum payments under noncancelable capital and operating leases (with initial lease terms in excess of one year) consisted of the following at December 31, 1999:

                                                    OPERATING    CAPITAL
                                                     LEASES      LEASES
                                                    ---------    -------
2000..............................................   $1,248       $ 442
2001..............................................    1,237         435
2002..............................................    1,267         108
2003..............................................      720          --
2004..............................................      316          --
                                                     ------       -----
Total minimum lease payments......................   $4,788         985
                                                     ======
Less amounts representing interest................                  (85)
                                                                  -----
Present value of future minimum lease payments....                  900
Less current portion..............................                 (385)
                                                                  -----
Capital lease obligation, net of current
  portion.........................................                $ 515
                                                                  =====

     Rental expense under operating leases for the years ended December 31, 1999, 1998, and 1997 was $1,167,000, $327,000, and $129,000, respectively.

                                  INTERVU INC.

     In March 1999, the Company financed $1.1 million of equipment under a three-year non-cancelable lease with an annual interest rate of 7.75%.

 6. INCOME TAXES

     Significant components of the Company's deferred tax assets as of December 31, 1999 and 1998 are shown below. A valuation allowance of $26,584,000 has been recorded at December 31, 1999 to offset the net deferred tax assets because realization is uncertain.

                                                     DECEMBER 31,
                                                  -------------------
                                                    1999       1998
                                                  --------    -------
                                                    (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards..............  $ 24,682    $ 8,999
  Research tax credit carryforwards.............       932        517
  Other.........................................       970        429
                                                  --------    -------
          Total deferred tax assets.............    26,584      9,945
Valuation allowance.............................   (26,584)    (9,945)
                                                  --------    -------
Net deferred tax assets.........................  $     --    $    --
                                                  ========    =======

     The Company had federal and California tax net operating loss carryforwards at December 31, 1999 of approximately $65.0 million and $33.6 million, respectively. The difference between the federal and California tax loss carryforwards is attributable to the 50% limitation on California loss carryforwards for 1999. The federal and California tax loss carryforwards will begin to expire in 2010 and 2003, respectively, unless previously utilized. The Company also has federal and California research tax credit carryforwards of approximately $686,000 and $379,000, respectively, which will begin to expire in 2011 and 2010, respectively, unless previously utilized.

     Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company's net operating loss and credit carryforwards may be limited because of a cumulative change in ownership of more than 50% which occurred during 1996. However, the Company does not believe such limitation will have a material impact on the Company's ability to use these carryforwards.

 7. EMPLOYEE BENEFITS

     In 1996, the Company established a cafeteria benefits plan whereby it contributes for each employee an amount equal to $3,000 plus a percentage of each employee's base salary, as approved by the Board of Directors, up to a maximum contribution of $9,000. The employer contribution goes towards the purchase of various benefit packages selected by the employee. The employee may contribute additional amounts as desired. Benefit packages include health care reimbursement, dependent care assistance, various insurance premium payments and a 401(k) plan. Company contributions to the cafeteria benefits plan were $1.1 million, $418,000 and $182,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

 8. STRATEGIC ALLIANCES

     NATIONAL BROADCASTING CORPORATION

     On October 10, 1997, the Company entered into a strategic alliance with NBC Multimedia, Inc. ("NBC Multimedia"), a wholly-owned subsidiary of the National Broadcasting Corporation, Inc. ("NBC") whereby the Company became the exclusive provider of technology and services for the distribution of most NBC entertainment audio/visual content by means of the Internet. As consideration for the formation of the strategic alliance, the Company issued to NBC 1,280,000 shares of Series G

                                  INTERVU INC.

convertible preferred stock. The Company is entitled to receive 30% of certain advertising revenues generated under this alliance from NBC Web sites or, at a minimum, payments from NBC Multimedia for the video delivery services at rates at least as favorable as the most favorable rates offered by the Company to third parties. The Company was obligated to make $2,000,000 in non-refundable payments to NBC Multimedia for certain production, operating and advertising costs associated with certain NBC Web sites including payments of (i) $750,000 paid on the completion of the initial public offering completed in November 1997, (ii) $500,000 due in February 1999, (iii) $500,000 due in May 1998, and
(iv) $250,000 due in August 1998. Through December 31, 1999, the Company has paid a total of $2.0 million in payments to NBC Multimedia.

     NBC Multimedia may terminate the agreement without cause by giving 90 days written notice. NBC Multimedia was required to return all shares of Series G convertible preferred stock if termination occurred prior to January 10, 1998 and NBC Multimedia had not promoted, at a minimum, the Company's logo on the NBC Web site and was required to return 600,000 shares of Series G convertible preferred stock if the termination occurred at any other time during the first two years of the exclusive term. The Company determined the fair value of the Series G convertible preferred stock issued to NBC on the dates the requirements that NBC return some or all of the shares of Series G convertible preferred stock lapsed. Based on these provisions, the Company has charged $3.4 million as the fair value of 680,000 shares of Series G convertible preferred stock to expense in 1998 and $17.2 million as the fair value of the remaining 600,000 shares of Series G convertible preferred stock to expense in 1999.

     CNN NEWS GROUP

     On November 11, 1999, the Company entered a strategic multi-tiered alliance with the CNN News Group. As part of the agreement, the Company issued 349,612 shares of common stock to CNN. In return, CNN will provide the Company with three years of on-air and online advertising and promotional opportunities across CNN's properties, and the Company will sub-license CNN's domestic television networks to its corporate clients for internal distribution on their LANs. Through December 31, 1999, the Company has not received any services from CNN under this agreement. The Company will, for a fee, be CNN's provider of Internet video management and delivery services for three years beginning November 1999 and will also deliver audio streaming services immediately. Following the first anniversary of the agreement, if the market value of the Company's common stock prior to the end of any fiscal quarter falls below $20.00 per share, the Company has agreed to issue a letter of credit in the amount of $10.0 million to CNN prorated by the number of the Company's shares CNN continues to hold and by the number of days into the agreement. In addition, the Company may become obligated to pay CNN up to $10 million in cash or common stock, at the Company's option, if CNN holds the shares for three years and the price per share of common stock does not increase 1.5 times the initial price at the effective date of the agreement. Either party may terminate the contract at any time for material breach by the other party that remains uncured or the other party's bankruptcy or similar adverse condition. In the event the agreement is terminated by CNN, CNN is required to pay the Company as of the date of the termination notice, the value of the undelivered services purchased under this agreement in stock (the Company's stock to be valued at approximately $57 per share). In the event the agreement is terminated by the Company because CNN engages another party to provide internet video management and delivery services, CNN is required to pay the Company as of the date of termination in the Company's stock (the Company's stock to be valued at the issuance price of approximately $57 per share) (i) the value of the undelivered services purchased under the agreement and (ii) a breakup fee of $3,000,000 initially that declines to zero over the term of the agreement.

                                  INTERVU INC.

     MICROSOFT CORPORATION

     On December 23, 1999, the Company and Microsoft Corporation ("Microsoft") entered into a strategic alliance to expand the Company's broadband streaming media network based on Microsoft's Windows Media platform. Microsoft purchased 30,000 shares of the Company's Series H 6.5% Convertible Redeemable Preferred Stock due 2009 (the "Series H Preferred Stock"), a new series of preferred stock. The shares of Series H Preferred Stock are convertible at the option of the holder into an aggregate of 333,333 shares of the Company's common stock, subject to customary anti-dilution adjustments. The terms of the Series H Preferred Stock specify an annual dividend rate of 6.5%, payable quarterly in Series H Preferred Stock, common stock or cash at the Company's option. Microsoft also received a warrant to purchase 60,000 shares of the Company's common stock at an exercise price of $90.00 per share, the conversion price of the Series H Preferred Stock. Holders of Series H Preferred Stock have a liquidation preference of $1,000 per share plus all accumulated dividends. On December 19, 2009, if the Series H Preferred Stock has not been converted to common, the Company will be required to redeem all outstanding shares of Series H Preferred Stock at a price equal to the liquidation preference, plus accumulated and unpaid dividends to the date of redemption.

 9. ACQUISITIONS

     On July 14, 1999, the Company acquired Videolinx Communications, Inc. ("Videolinx"), a Virginia-based visual communications services company, through a merger of the Company's subsidiary with and into Videolinx. The acquisition was accounted for as a purchase in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 16. Under the purchase method of accounting, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Under the terms of the acquisition agreement, the Company issued 38,399 shares of the Company's common stock to Videolinx's former stockholders and repaid approximately $145,000 of Videolinx's indebtedness upon the closing. The Company has integrated the product line and services acquired from Videolinx. The Company's consolidated financial statements include the results of Videolinx from July 15, 1999.

     Assuming that the acquisition of Videolinx had occurred on the first day of the Company's fiscal year ended December 31, 1998, pro forma condensed consolidated financial information would be as follows:

                                                  YEAR ENDED DECEMBER 31,
                                               ------------------------------
                                                   1999              1998
                                               ------------      ------------
                                               (IN THOUSANDS, EXCEPT FOR PER
                                                        SHARE DATA)
                                                        (UNAUDITED)
Revenues.....................................    $ 13,158          $  4,131
Net loss.....................................     (43,486)          (17,416)
Net loss per share...........................    $  (3.23)         $  (1.81)

     This pro forma information is not necessarily indicative of the actual results that would have been achieved had Videolinx been acquired the first day of the Company's fiscal year ended December 31, 1998, nor is it necessarily indicative of future results.

     On August 25, 1999, the Company acquired Netpodium Inc. ("Netpodium"), a Seattle-based innovator of live, interactive, Web-based communication software and event hosting services. The acquisition will expand the Company's audio and video Internet broadcasting offerings in the business services market. Under the terms of the acquisition, which was accounted for as a pooling of interests, the Company issued 996,882 shares of its common stock to Netpodium's shareholders and assumed all outstanding Netpodium options, which now represent the right to purchase 192,275 shares of the Company's common stock at a weighted average price of $1.66 per share. In December 1998, Netpodium

                                  INTERVU INC.

issued two warrants to Intel. INTERVU assumed the warrants in connection with the acquisition of Netpodium on August 1999. Each warrant represents the right to purchase 7,177 shares of the Company's common stock at the purchase price of $8.71 per share. One of the warrants, however, did not become exercisable because Intel did not satisfy a condition that it purchase an aggregate $75,000 of a product or products from Netpodium on or before September 30, 1999. The remaining warrant expires in December 2003.

     Revenues and net loss for the periods preceding the merger with Netpodium are as follows:

                                                      INTERVU    NETPODIUM    COMBINED
                                                      -------    ---------    --------
                                                               (IN THOUSANDS)
Year ended December 31, 1997
  Revenues..........................................  $  144      $    --     $   144
  Net loss..........................................  $5,265      $     2     $ 5,267
Year ended December 31, 1998
  Revenues..........................................  $1,712      $    49     $ 1,761
  Net loss..........................................  $15,710     $ 1,891     $17,601
Six months ended June 30, 1999
  Revenues (unaudited)..............................  $2,966      $   404     $ 3,370
  Net loss (unaudited)..............................  $(7,076)    $(2,015)    $(9,091)

10. SUBSEQUENT EVENTS

     On February 7, 2000, Akamai Technologies, Inc. ("Akamai") signed a definitive agreement to acquire the Company in a stock-for-stock transaction. Each share of the Company's common stock will be exchanged for 0.5957 shares of Akamai's common stock.

     Under terms of the agreement, Akamai will acquire the Company by issuing approximately 9.3 million shares of Akamai common stock in exchange for all outstanding shares of the Company's stock. Additionally, Akamai will convert the Company's outstanding stock options and warrants into options and warrants to purchase approximately 2.8 million shares of Akamai's common stock. It is planned that the merger will be effected on a tax-free basis to the Company's stockholders and will be accounted for as a purchase. The acquisition is subject to certain closing conditions, including regulatory approvals and the approval of the Company's stockholders, and is expected to close during the second quarter of 2000.

     In connection with the execution of the merger agreement, the Company and Akamai entered into a Stock Option Agreement, dated as of February 6, 2000, pursuant to which the Company granted Akamai an option to purchase up to 19.9% of the outstanding shares of the Company's common stock, which option is exercisable upon the occurrence of certain events specified in the Stock Option Agreement. In addition, stockholders of the Company who beneficially own in the aggregate approximately 26.5% of INTERVU's common stock entered into Stockholder Voting Agreements with Akamai dated as of February 6, 2000, pursuant to which these stockholders have agreed to vote their shares in favor of the merger and against a competing proposal.

11. CONTINGENCIES

     The Company is party to certain claims and legal actions arising in the normal course of business. Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution of all such pending matters will not have a material adverse affect on the Company's financial position or liquidity; however, there can be no assurance that the ultimate resolution of these matters will not have a material impact on the Company's results of operations in any period.